EXHIBIT 3.1
RESTATED ARTICLES OF INCORPORATION
OF ROCKWELL MEDICAL TECHNOLOGIES, INC.
     Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:
1.	The present name of the corporation is: Rockwell Medical Technologies, Inc.

2.	The identification number assigned by the Bureau is: 427-745.

3.	All former names of the corporation are: Acquisition Partners, Inc.

4.	The date of filing of the original Articles of Incorporation was: October 25, 1996.
     The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:
ARTICLE I
     The name of the corporation is: Rockwell Medical Technologies, Inc.
ARTICLE II
     The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.
ARTICLE III
     The total authorized shares:

1.	Common Shares: Preferred Shares:	40,000,000 3,416,664
     2. A statement of any of the relative rights, preferences and limitations of the shares of each class as follows:
     A. Designation. Rockwell Medical Technologies, Inc., a corporation organized and existing under the laws of the State of Michigan (the “Corporation”), hereby designates 1,416,664 preferred shares of the Corporation as Series A Preferred Shares, par value $1.00 per share (the “Series A Preferred Shares”), from the Corporation’s 3,416,664 authorized preferred shares.

     B. Dividends.
          (i) Amount and Timing. The holders of Series A Preferred Shares shall be entitled to receive, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $0.085 per share per year, which shall accrue, unless and until paid, ratably each day such share is outstanding from June 1, 1997 until such share is redeemed, liquidated or cancelled. Such dividends will be computed on the basis of a 360-day year for the actual number of days elapsed and the dividends shall be paid in cash. Dividends paid in respect of the Series A Preferred Shares may only be paid as and when directed by the Board of Directors of the Corporation or on the Mandatory Redemption Date (as set forth in Paragraph D).
          (ii) Priority. As long as any Series A Preferred Shares are outstanding, the Corporation shall not (a) declare, pay, or set money, securities or other property apart for the payment of, any dividend on any other shares of the Corporation, including all classes of common shares and any other series of preferred shares (all of such shares of the Corporation referred to as the “Junior Shares”), or (b) make any payment on account of, or set money, securities or other property apart for the payment into a sinking or other similar fund for the purchase, redemption or other retirement of, any of the Junior Shares or any warrants, rights, calls or options exercisable for or exchangeable into any of the Junior Shares (collectively, the “Junior Securities”), or (c) make any distribution in respect of any Junior Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Shares to the holders of Junior Shares), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends on the Series A Preferred Shares shall have been paid.
     C. Liquidation Preference.
          (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to $1.00 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation available for distribution to its shareholders are not sufficient to pay in full the liquidation payments payable to the holders of outstanding Series A Preferred Shares, then the holders of all such shares shall share ratably in the distribution of all assets available for distribution to the Corporation’s shareholders in proportion to the amounts that would have been paid on such distribution if the assets of the Corporation available for distribution to its shareholders had been sufficient to pay in full the liquidation payments payable to the holders of outstanding Series A Preferred Shares. If the assets of the Corporation available for distribution exceed the maximum amount which may be distributed to holders of Series A Preferred Shares, the remaining assets available for distribution shall be distributed among the holders of Junior Securities.

          (ii) For purposes of this Paragraph C, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property or assets of the Corporation or its outstanding shares nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, unless such sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.
     D. Redemptions.
          (i) Mandatory Redemption. Series A Preferred Shares shall be subject to purchase by the Corporation, and shall be purchased by the Corporation, as follows: On January 31, 1998 (the “Mandatory Redemption Date”), the Corporation shall redeem the outstanding Series A Preferred Shares at a purchase price equal to $1.00 per share plus accumulated and unpaid dividends on the Mandatory Redemption Date, which purchase price shall be payable in cash. From and after the Mandatory Redemption Date, the holders of Series A Preferred Shares shall not have any rights as shareholders except the right to receive from the Corporation the redemption price of such Series A Preferred Shares, without interest, upon the surrender of such Series A Preferred Shares.
          (ii) Optional Redemption. In addition to the Corporation’s obligation to redeem the then outstanding Series A Preferred Shares set forth in Paragraph D (i) above, the Corporation has the right and option at any time prior to the Mandatory Redemption Date to purchase, redeem or otherwise acquire any or all Series A Preferred Shares for a purchase price equal to $1.00 per share plus accumulated and unpaid dividends on such share through the date of repurchase or redemption, which purchase price shall be payable in cash.
          (iii) Effect of Redemption. Upon redemption of the Series A Preferred Shares in accordance with Article III, D., such Series A Preferred Shares shall no longer be authorized for reissuance.
     E. Voting Rights. The holders of Series A Preferred Shares shall have no voting rights, except such rights, if any, as cannot legally be denied to them or relinquished by them.
ARTICLE IV
1.	The address of the registered office is:

30142 Wixom Road Wixom, Michigan 48393

2.	The mailing address of the registered office, if different than above:

     3. The name of the resident agent at the registered office is: Robert L. Chioini.
ARTICLE V
     The name and address of the incorporator is as follows:
          Name Residence or Business Address
          Jeanette M. Russow 2290 First National Building Detroit, Michigan 48226
ARTICLE VI
     Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.
     Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.
ARTICLE VII
     To the full extent permitted by the Michigan Business Corporation Act or any other applicable laws presently or hereafter in effect, no director of the corporation shall be personally liable to the corporation or its shareholders for or with respect to any acts or omissions in the performance of his or her fiduciary duties as a director of the corporation. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the corporation existing immediately prior to, or for or with respect to, any acts or omissions occurring before such repeal or modification.

Article VIII
     The Board of Directors may cause the Corporation to issue Preferred shares in one or more series, each series to bear a distinctive designation and to have such relative rights and preferences as shall be prescribed by resolution of the Board. Such resolutions, when filed, shall constitute amendments to these Articles of Incorporation.
Article IX
     The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 3 or more than 15 directors, the exact number of directors to be determined from time to time solely by a resolution adopted by an affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of office of one class shall expire each year. At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring on the third succeeding annual meeting.
     If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. When the number of directors is increased by the Board of Directors and any newly created directorships are filled by the Board, the additional directors shall be classified as provided by the Board.
     A director shall hold office until the meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors may be filled only by the Board by an affirmative vote of a majority of the directors then in office. If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. A director elected by the Board of Directors to fill a vacancy shall hold office until the next election of the class for which the director shall have been chosen and until his or her successor shall be elected and shall qualify. A director or the entire Board of Directors may be removed only for cause.
     Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred stock or series thereof issued by the Company shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of these Articles of Incorporation applicable thereto, except that such directors so elected shall not be divided into classes pursuant to this Article.

     This Article IX may not be amended by less than unanimous written consent of shareholders, and may only be amended by the affirmative vote of a majority of the shares entitled to vote thereon, in addition to the vote otherwise required by the Michigan Business Corporation Act.
Article X
     No action by written consent of holders of less than all the outstanding shares entitled to vote on such action shall be effective unless the proposed action shall have been approved by the Board of Directors before the consent of shareholders is executed.
Article XI
     Pursuant to Section 784(1)(b) of the Michigan Business Corporation Act, the Corporation elects not to be governed by Chapter 7A of the Michigan Business Corporation Act, being Sections 775 through 784 of the Michigan Business Corporation Act; provided that the Corporation’s Board of Directors may terminate this election in whole or in part by action of a majority of directors then in office.
ADOPTION OF RESTATED ARTICLES OF INCORPORATION
     These Restated Articles of Incorporation were duly adopted on the 3rd day of April, 2008 in accordance with the provisions of Section 642 of the Act by the Board of Directors without a vote of the shareholders. These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.
     Signed this 3rd day of June, 2008

By	/s/ Thomas E. Klema
(Signature of an authorized officer or agent)

Thomas E. Klema	Vice President and Chief Financial Officer
(Type or Print Name)	(Type or Print Title)